Exhibit 99.1

Company Investor/Media Contact:

DJO Incorporated

Mark Francois, Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS

FOR SECOND QUARTER 2008

SAN DIEGO, CA, August 7, 2008 — DJO Incorporated (formerly named ReAble Therapeutics, Inc.) (“DJO” or the “Company”), a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the second quarter of 2008, ended June 28, 2008.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (the “DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated.

Second Quarter Results

DJOFL achieved actual net sales for the second quarter of 2008 of $249.8 million, reflecting growth of 135.1 percent over actual net sales of $106.3 million in the second quarter of 2007, driven in large part by recent acquisitions as well as continued growth across the Company’s business segments.  In 2007, in addition to the DJO Merger, the Company completed acquisitions of IOMED, Inc. and The Saunders Group, Inc. in August 2007 and July 2007, respectively, and of two immaterial businesses.  Collectively, these acquisitions are referred to as the “Other Acquisitions.”  On a pro forma basis, as if the DJO Merger and the Other Acquisitions had all closed on January 1, 2007, sales for the second quarter of 2008 would have reflected growth of approximately 8.3 percent, compared to $230.7 million for the second quarter of 2007.  Net sales for the second quarter of 2008 also reflect strong sequential sales growth of 4.2 percent above sales of $239.7 million reported in the Company’s first quarter of 2008.

For the quarter ended June 28, 2008, DJOFL reported a net loss of $20.8 million, compared to a net loss of $8.1 million for the second quarter of 2007.  The results for both periods were impacted by significant purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger and the Other Acquisitions, in the case of the 2008 results, and ReAble’s

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acquisition, completed in November 2006, by an affiliate of Blackstone Capital Partners V L.P. and certain other acquisitions completed by ReAble in 2006, in the case of the 2007 results.

The Company defines Adjusted EBITDA as net income (loss) plus interest expense, net, provision (benefit) for income taxes and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of pro forma EBITDA related to acquired businesses and certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes.  A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the second quarter of 2008, before future cost savings to be achieved related to the DJO Merger and the Other Acquisitions, was $56.5 million, or 22.6 percent of net sales, reflecting strong growth of $9.1 million, or 19.2 percent, compared with pro forma Adjusted EBITDA, before future cost savings, of $47.4 million achieved in the second quarter of 2007.  The second quarter results also reflect strong sequential improvement from Adjusted EBITDA before future cost savings for the first quarter of 2008 of $48.8 million, or 20.3 percent of first quarter net sales.  The improvement compared to both the pro forma prior year results and the first quarter results is primarily attributable to growth in the Company’s business and to cost savings realized in connection with the integration of the Other Acquisitions and the initial cost savings related to the DJO Merger.  For the twelve month period ended June 28, 2008 (LTM), pro forma Adjusted EBITDA was $250.6 million, or 26.2 percent of pro forma LTM net sales, including future cost savings to be achieved related to the DJO Merger and the Other Acquisitions of $56.3 million.

Six Month Results

Net revenues for the first six months of 2008 were $489.5 million, reflecting an increase of approximately 129.9 percent, compared with net revenues of $213.0 million for the first six months of 2007.  On a pro forma basis, as if the DJO Merger and the Other Acquisitions had all closed on January 1, 2007, sales for the first six months of 2008 would have reflected growth of approximately 6.9 percent, compared to $457.9 million for the first six months of 2007.

Adjusted EBITDA for the first six months of 2008, before future cost savings to be achieved related to the DJO Merger and the Other Acquisitions, was $105.3 million, or 21.5 percent of net sales, compared to $95.2 million, or 20.8 percent of net sales, for the first six months of 2007.

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Cash flow from operations was strong at $50.8 million in the second quarter, before cash interest paid of $63.5 million, including semi-annual interest on the Company’s Senior Notes and Senior Subordinated Notes.  The Company had cash balances of $43.5 million at June 28, 2008 and additional available liquidity of $99.1 million under its $100 million revolving line of credit (net of outstanding letters of credit).

“We are very pleased with DJO’s second quarter performance, which reflects significant accomplishments in our base business and with our integration initiatives,” said Les Cross, president and chief executive officer.

“Pro forma sales growth met our expectations in the quarter at over 8%, with good contributions from each of our Domestic Rehabilitation, International Rehabilitation and Surgical Implant business segments, which delivered pro forma growth of 5.3%, 21.7% and 12.6%, respectively, compared to the second quarter of 2007.  Our sales results demonstrate not only the continued recognition of our strong individual brands and product offerings, but also the power of bringing DJO and ReAble together, permitting us to benefit from our complementary product lines and sales distribution channels.

“It was also a very good quarter on the business integration front.  We continue to make good progress with our merger-related integration initiatives and we achieved all of our major integration objectives for the quarter.

“With the second quarter now behind us, we continue to look forward to a strong second half of the year, with full year revenues approaching $1 billion.  We remain on track to achieve our annualized merger-related cost reduction goal of at least $50 million and we continue to expect EBITDA margins to expand each quarter on a sequential basis as we benefit from continued revenue growth and capture an increasing amount of these total savings.”

Mr. Cross finished by saying, “The new DJO continues to come together very nicely and in line with our expectations. I am pleased to say that all of our businesses are working together effectively, towards common goals and joined by a common culture.  We look forward to continuing to demonstrate the power of our new company.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, August 7, 2008.  Individuals interested in listening to the conference call may do so by dialing

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(877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 58460940.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease. Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Empi®, Saunders®, Chattanooga Group™, DJO Surgical, Cefar®-Compex® and Ormed®.  For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s expectations regarding sales and Adjusted EBITDA for 2008 and cost reduction programs.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, International Rehabilitation and Surgical Implant segments; the Company’s ability to achieve the revenue synergies expected from

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the DJO Merger; the success of the Company’s post-merger cost reduction initiatives designed to improve gross profit margins and reduce operating expenses; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger and other recent acquisitions; the continued growth of the markets the Company addresses; the impact of potential reductions in reimbursement levels by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in DJOFL’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 28, 2008 with the Securities and Exchange Commission.  Additional risk factors may be found in DJOFL’s Prospectus filed on July 2, 2008 with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$249,801	$106,253	$489,529	$212,960
Cost of sales	91,831	43,861	186,915	89,143
Gross profit	157,970	62,392	302,614	123,817
Operating expenses:
Selling, general and administrative	116,537	51,282	227,149	102,256
Research and development	7,230	4,106	13,906	7,741
Amortization of acquired intangibles	19,140	6,671	38,256	13,178
Operating income	15,063	333	23,303	642
Other income (expense):
Interest income	263	210	850	427
Interest expense	(42,495)	(14,051)	(87,682)	(28,072)
Other income (expense), net	323	(86)	1,666	56
Loss before income taxes and minority interests	(26,846)	(13,594)	(61,863)	(26,947)
Benefit for income taxes	(6,343)	(5,604)	(17,398)	(7,946)
Minority interests	295	87	495	165
Net loss	$(20,798)	$(8,077)	$(44,960)	$(19,166)

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DJO Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 28, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$43,513	$63,471
Accounts receivable, net	173,964	154,767
Inventories, net	105,606	110,904
Deferred tax assets, net	29,645	28,999
Prepaid expenses and other current assets	16,278	17,319
Total current assets	369,006	375,460
Property and equipment, net	82,405	81,645
Goodwill	1,205,829	1,201,282
Intangible assets, net	1,325,652	1,360,361
Other non-current assets	60,784	67,524
Total assets	$3,043,676	$3,086,272

Liabilities, Minority Interests, and Membership Equity
Current liabilities:
Accounts payable	$38,379	$43,576
Accrued interest	27,938	10,131
Long-term debt and capital leases, current portion	14,170	14,209
Other current liabilities	92,390	93,636
Total current liabilities	172,877	161,552
Long-term debt and capital leases, net of current portion	1,816,558	1,818,598
Deferred tax liabilities, net	371,996	386,659
Other non-current liabilities	17,842	13,260
Total liabilities	2,379,273	2,380,069

Minority interests	1,804	1,215

Total membership equity	662,599	704,988
Total liabilities, minority interests, and membership equity	$3,043,676	$3,086,272

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DJO Finance LLC and Subsidiaries

Unaudited Segment Information

(In thousands)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales:
Domestic Rehabilitation Segment	$173,384	$68,087	$340,282	$138,656
International Rehabilitation Segment	63,823	25,997	121,694	49,789
Surgical Implant Segment	18,737	16,644	37,900	33,445
Intersegment revenues	(6,143)	(4,475)	(10,347)	(8,930)
Consolidated net sales	$249,801	$106,253	$489,529	$212,960

Gross profit:
Domestic Rehabilitation Segment	$104,854	$38,893	$201,611	$78,470
International Rehabilitation Segment	39,611	14,114	72,729	24,559
Surgical Implant Segment	13,714	11,502	28,484	23,111
Expenses not allocated to segments/eliminations	(209)	(2,117)	(210)	(2,323)
Consolidated gross profit	$157,970	$62,392	$302,614	$123,817

Operating income:
Domestic Rehabilitation Segment	$18,049	$3,305	$29,691	$9,073
International Rehabilitation Segment	9,394	1,487	15,795	715
Surgical Implant Segment	1,621	1,423	3,985	2,066
Expenses not allocated to segments/eliminations	(14,001)	(5,882)	(26,168)	(11,212)
Consolidated operating income	$15,063	$333	$23,303	$642

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DJO Finance LLC and Subsidiaries

Adjusted EBITDA

For the Three and Twelve Months Ended June 28, 2008

(unaudited)

(In thousands)

Our Senior Secured Credit Facility consisting of a $1,065.0 million term loan facility and a $100.0 million revolving credit facility and the Indentures governing the $575.0 million principal amount of senior notes and the $200.0 million principal amount of senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified senior secured leverage ratios, which become more restrictive over time, that are determined based on our Adjusted EBITDA.  If we fail to comply with the senior secured leverage ratio under our Senior Secured Credit Facility, we would be in default under the credit facility.  Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit.  If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness.  We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility.  Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the noteholders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable.  In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.

Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes and depreciation and amortization, further adjusted for non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under our Senior Secured Credit Facility and Indentures.  We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in our Senior Secured Credit Facility and the Indentures.  Adjusted EBITDA is a material component of these covenants.

Adjusted EBITDA should not be considered as an alternative to net income or other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net loss or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the Indentures and our Senior Secured Credit Facility allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to meet the covenants specified above in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios.  A breach of any of these covenants in the future could result in a default under our Senior Secured Credit Facility and the Indentures, at which time the lenders could elect to declare all amounts outstanding under our Senior Secured Credit Facility to be immediately due and payable.  Any such acceleration would also result in a default under the Indentures.

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The following table provides reconciliation between net loss and Adjusted EBITDA for the three and twelve months ended June 28, 2008.

	(unaudited)
(in thousands)	Three Months Ended June 28, 2008	Twelve Months Ended June 28, 2008
Net loss	$(20,798)	$(108,216)
Interest expense, net	42,232	145,003
Income tax benefit	(6,343)	(51,956)
Depreciation and amortization	24,673	78,331
Non-cash items (a)	615	16,355
Non-recurring items (b)	13,883	58,840
Other adjustment items, before cost savings (c)	2,276	55,884
Other adjustment items — cost savings applicable for twelve month period only (d)	N/A	56,343
Adjusted EBITDA	$56,538	$250,584

(a)      Non-cash items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended June 28, 2008	Twelve Months Ended June 28, 2008
Stock compensation expense	$615	$1,763
Purchase accounting adjustments (1)	—	14,592
Total non-cash items	$615	$16,355

(1)         Includes $9.4 million, $1.5 million and $0.7 million of expense related to the write-up to fair market value of acquired inventory in connection with the DJO Merger, the Saunders acquisition, and other recent acquisitions, respectively, for the twelve months ended June 28, 2008.  Also included is $3.0 million of expense related to the write-off of in-process research and development costs in connection with the DJO Merger for the twelve months ended June 28, 2008.

(b)      Non-recurring items are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended June 28, 2008	Twelve Months Ended June 28, 2008
Employee severance and relocation (1)	$5,308	$22,523
Integration expense (2)	8,575	23,320
Reserve estimate change (3)	—	12,997
Total non-recurring items	$13,883	$58,840

(1)         Severance for the three months ended June 28, 2008 includes $1.9 million of severance payments to employees in connection with the DJO Merger, $0.6 million of severance payments made to employees in connection with other recent acquisitions and $2.8 million of estimated separation payments and other expenses in connection with the termination of one of the Company’s executive officers.  Severance for the twelve months ended June 28, 2008, included severance payments to former ReAble executives in the amount of $13.7 million for the twelve months ended June 28, 2008 and $2.8 million of estimated separation payments and other expenses in connection with the termination of one of the Company’s executive officers.  Also included was $3.1 million, $1.3 million and $1.6 million of employee severance incurred in connection with the DJO Merger, the IOMED acquisition and other recent acquisitions, respectively.

(2)         Integration expense for the three months ended June 28, 2008 includes $7.5 million of integration costs incurred in connection with the DJO Merger and $1.1 million of integration costs related to other recent acquisitions. Integration expense for the twelve months included $13.8 million, $2.1 million, $2.9 million and $3.2 million of integration costs incurred in connection with the DJO Merger, the IOMED acquisition, the Saunders acquisition and other recent

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acquisitions, respectively.  Also included was $1.3 million of integration costs related to Blackstone’s 2006 acquisition of ReAble for the twelve months ended June 28, 2008.

(3)         Includes $9.8 million related to additional allowances for doubtful accounts receivable acquired in connection with the DJO Merger due to anticipated integration related collection issues, $1.1 million related to a change in estimate for inventory obsolescence of inventory acquired in connection with the DJO Merger and $2.1 million related to additional allowance for doubtful accounts due to a change in reserve estimate of the collectability of accounts receivable of Empi as a result of the DJO Merger for the twelve months ended June 28, 2008.

(c)          Other adjustment items, before cost savings, are comprised of the following:

	(unaudited)
(in thousands)	Three Months Ended June 28, 2008	Twelve Months Ended June 28, 2008
Transaction expenses (1)	$1,813	$10,714
Minority interest	295	745
Pre-acquisition Adjusted EBITDA (2)	—	46,383
Other (3)	168	(1,958)
Total other adjustment items, before cost savings	$2,276	$55,884

(1)         Included $1.8 million of Blackstone monitoring fees during the three months ended June 28, 2008.  Included $4.7 million of transaction costs incurred in connection with the DJO Merger, $5.0 million of monitoring fees, $0.5 million related to the Prior Transaction and $0.5 million related to other merger and acquisition activities for the twelve months ended June 28, 2008.

(2)         Represents pre-acquisition Adjusted EBITDA from July 1, 2007 to November 19, 2007 for the DJO Merger and IOMED acquisition.

(3)         Included foreign currency transaction gains/losses.

(d)         Included projected cost savings of (i) $50.6 million related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger, (ii) $2.7 million related to headcount reductions and production efficiencies in connection with the IOMED and Saunders acquisitions, (iii) $0.7 million related to facility and general administrative consolidation in relation to a 2006 acquisition, and (iv) $2.3 million principally from vertical integration and procurement savings related to purchases of certain product components.

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